EXHIBIT 99.3

FEDERAL TRUST CORPORATION

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO SHAREHOLDERS OF

FEDERAL TRUST CORPORATION

                        , 2008

To Security Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Federal Trust Corporation (“Federal Trust”) of shares of Common Stock (as such term is defined below), pursuant to non-transferable subscription rights (the “Rights”) distributed, at no charge, to all holders of record (the “Record Holders”) of shares of Federal Trust common stock, par value $0.01 per share (the “Common Stock”), at 5:00 p.m., Eastern Time, on                     , 2008 (the “Record Date”). The Rights and Common Stock are described in the prospectus, dated                     , 2008 (the “Prospectus”).

In the Rights Offering, Federal Trust is offering an aggregate of              shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on                     , 2008, unless extended until                      (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner at 5:00 p.m., Eastern Time, on the Record Date. Each Right will allow the holder thereof to subscribe for              shares of Common Stock (the “Basic Subscription Privilege”) at a subscription price of $             per share (the “Subscription Price”). Fractional shares of Common Stock resulting from the exercise of the Basic Subscription Privilege will be eliminated by rounding down to the nearest whole share. For example, if you owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, you would have received 100 subscription rights and would have the right to purchase              shares of Common Stock.

If a holder purchases all of the shares of Common Stock available to him/her pursuant to the Basic Subscription Privilege, the holder may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of our Common Stock that are not purchased by our shareholders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”), subject to availability, purchase and ownership limits and the allocation process more fully described in the Prospectus. If sufficient shares of Common Stock are available, Federal Trust will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares of Common Stock available, Federal Trust will allocate the available shares of Common Stock among shareholders who over-subscribed by multiplying the number of shares requested by each shareholder through the exercise of the Over-Subscription Privilege by a fraction that equals (x) the number of shares available to be issued through Over-Subscription Privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their Over-Subscription Privileges.

You are required to submit payment in full for all the shares you wish to buy pursuant to your Basic Subscription Privilege and your Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Unsubscribed Shares available to you, assuming that no shareholder other than you and the “Standby Purchasers” (described in the Prospectus) has purchased any shares of Common Stock. Standby Purchasers have agreed to exercise their Basic Subscription Privilege for              shares out of a total of              shares offered for sale in the Rights Offering. Federal Trust will not issue fractional shares of Common Stock, as described above.

Federal Trust can provide no assurances that you will actually be able to purchase the number of shares of Common Stock requested through the exercise of your Over-Subscription Privilege. Federal Trust will not be able to satisfy any portion of your exercise of the Over-Subscription Privilege if all of our shareholders exercise their Basic Subscription Privileges in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Privilege.

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To the extent the aggregate Subscription Price of the actual number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege is less than the amount you paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of Unsubscribed Shares actually available to you, as soon as practicable after the Expiration Date, and your excess subscription payment will be returned, without interest, as soon as practicable.

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To the extent the amount you paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the actual number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege, you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Over-Subscription Privilege.

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Federal Trust or the Subscription Agent.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee;

3.	A Beneficial Owner Election Form;

4.	A Nominee Holder Certification; and

5.	A return envelope addressed to Registrar and Transfer Company, the Subscription Agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Nominee Holder Certification Form, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Certification, with payment of the aggregate Subscription Price, prior to the Expiration Date. A Record Holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from Registrar and Transfer Company, the Subscription Agent. The Subscription Agent’s telephone number is: (800) 368-5948.

Very truly yours,

Federal Trust Corporation

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF FEDERAL TRUST CORPORATION, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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